As filed with the Securities and Exchange Commission on February 12, 2008

Registration No. 333-145901

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA RESOURCES LTD.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	6770	26-0422971
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shen Zhen China Jia Yue Trading Co., Ltd
Room 921, Block A, Golden Central Tower,
Jintian Road, Futian District,
Shenzhen, P.R. China.
Telephone: (86) 755-23993668
Facsimile: (86) 755-23993698

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Frederick E. Smithline, Esq.
China Resources Ltd.
c/o Eaton & Van Winkle LLP
Three Park Avenue, 16th floor
New York, NY 10016
Telephone: (212) 779-9910
Facsimile: (212) 779-9928

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Vincent McGill, Esq. Eaton & Van Winkle LLP Three Park Avenue New York, New York 10016 (212) 779-9910 Facsimile: (212) 779-9928	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Kathleen Cerveny, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue New York, New York 10017 (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment has been filed to include Exhibit 3.1 (Amended and Restated Certificate of Incorporation).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$2,630
FINRA filing fee	$9,068
Accounting fees and expense	$75,000
Printing and engraving expenses	$75,000
Legal fees and expenses (including compliance with state securities laws)	$275,000
Trustee’s fee	$3,000	(1)
Escrow Agent’s fee	$3,000	(1)
Warrant Agent’s fee	$2,500	(1)
Miscellaneous	$59,802	(2)
Total	$500,000	(3)

(1)	We will be required to pay American Stock Transfer & Trust Company an additional $3,500 at the closing of this offering, plus an annual fee of $1,000 for acting as transfer agent of our common stock.
(2)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.
(3)	Does not include the corporate finance fee of 1% of the gross proceeds, or $400,000, payable to the representative of the underwriters.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all officers, directors, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by an officer, director or controlling person in a successful defense of any action, suit or proceeding) is asserted by such officer, direct or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Ninth of our certificate of incorporation provides:

The Corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Delaware, as the same may be amended from time to time, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following shares of common stock without registration under the Securities Act:

On June 29, 2007, we issued an aggregate of 1,000,000 shares of our common stock, representing our founding shares, to our directors and executive officers in connection with our formation, for an aggregate of $25,000 in cash, at a purchase price of $0.025 per share, as follows:

Name	Number of Shares	Purchase Price
Fuzu Zeng Chief Executive Officer, President and Chairman of the Board	400,000	$10,000
Gerald Nugawela Chief Financial Officer and Treasurer	50,000	1,250
Brian Baiping Shen Director	250,000	6,250
Yang Yuanguang* Director	150,000	3,750
Frederick Smithline Director	75,000	1,875
Glenn Richmond Spouse of Guiying Guo, Secretary and Director	75,000	1,875

*	Mr. Yang resigned from the Board on August 20, 2007, and sold his shares to Mr. Zeng, Mr. Nugawela and the spouse of Ms. Guo.

These shares were issued to our directors and executive officers in connection with our organization. We believe that the issuance and sale of these shares was exempt from the registration requirements of the Securities Act under one or more of the following exemptions from registration.

•	Rule 506 of Regulation D
•	Regulation S
•	Section 4(2) of the Securities Act.

On the date of the sale, each of these individuals was one of, or in the case of Mr. Richmond, was the spouse of one of, our directors and/or executive officers. Each of them is a sophisticated investor, knowledgeable in business and financial matters, understands and is willing to assume the risks (and has an annual income or net worth sufficient to bear the economic risk) associated with an investment in our securities, and can afford the entire loss of his or her investment. In addition, all of these individuals, other than Mr. Smithline and Ms. Guo, reside outside the United States. No underwriting discounts or commissions were paid with respect to these sales.

Messrs. Zeng, Shen and Nugawela, or entities controlled by them, each of whom resides outside of the United States, together with the spouse of Ms. Guo, has entered into a binding subscription agreement to purchase an aggregate of 2,600,000 warrants to purchase 2,600,000 shares of our common stock, at $1.00 per warrant, or an aggregate of $2,600,000, prior to the effective date of our public offering in an off-shore transaction exempt from the registration requirements of the Securities Act pursuant to, and in accordance with, Regulation S, or in the case of the spouse of Ms. Guo Regulation D, under the Securities Act. No underwriting discounts or commissions have been, or will be, paid with respect to these sales. The names of the purchasers of those warrants, the number of warrants to be purchased by each purchaser and the purchase price paid by each purchaser is as follows:

Name:	Number	Purchase Price
Fuzu Zeng	1,100,000	$1,100,000
Gemore & Co, Ltd.(1)	1,000,000	$1,000,000
MMK Capital Pte Ltd.(2)	250,000	$250,000
Glenn Richmond(3)	250,000	$250,000

(1)	Brian Baiping Shen is a controlling stockholder and a director of Gemore Co., Limited
(2)	Mary Kwan, the spouse of Gerald Nugawela, is the controlling stockholder and a director of MMK Capital Pte Ltd.
(3)	Glenn Richmond is the spouse of Guiying Guo.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1.	Amended and Restated Certificate of Incorporation*
3.2	By-laws
4.1	Specimen Unit Certificate
4.2	Specimen Common Stock Certificate
4.3	Specimen Warrant Certificate
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
4.5	Form of Unit Purchase Option Agreement between the Registrant and Maxim Group LLC
5.1	Opinion of Eaton & Van Winkle LLP
10.1	Form of Letter Agreement among the Registrant, Maxim Group LLC and Fuzu Zeng, our president and chief executive officer.
10.2	Form of Letter Agreement among the Registrant, Maxim Group LLC and each Director, Officer and Existing Stockholder.
10.3	Form of Letter Agreement between the Registrant and Fuzu Zeng, concerning repayment of advances.
10.4	Form of Subscription Agreement between the Registrant and the purchasers of the private warrants.
10.5	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.
10.6	Form of Securities Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Existing Stockholders.
10.7	Form of Administrative Services Agreement between Shen Zhen China Jia Yue Trading Co., Ltd. and the Registrant.
10.8	Form of Registration Rights Agreement among the Registrant, the Existing Stockholders and the holders of the private warrants.
14.1	Code of Conduct and Ethics
23.1	Consent of Rothstein Kass
23.2	Consent of Eaton & Van Winkle LLP (to be included in Exhibit 5.1)
24	Power of Attorney (included on the signature page of this Registration Statement)

*	filed with this amendment

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C; each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as may be amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 12, 2008.

CHINA RESOURCES LTD.

By:	/s/ Fuzu Zeng Fuzu Zeng, Chief Executive Officer (principal executive officer)
By:	* Gerald Nugawela Chief Financial Officer and Treasurer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on February 12, 2008.

Signatures	Title
/s/ Fuzu Zeng Fuzu Zeng	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)
* Gerald Nugawela	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)
/s/ Brian Baiping Shen Brian Baiping Shen	Director
/s/ Frederick E. Smithline Frederick E. Smithline	Director
/s/ Guiying Guo Guiying Guo	Director
* By: /s/ Guiying Guo Guiying Guo As Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1.	Amended and Restated Certificate of Incorporation*
3.2	By-laws
4.1	Specimen Unit Certificate
4.2	Specimen Common Stock Certificate
4.3	Specimen Warrant Certificate
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
4.5	Form of Unit Purchase Option Agreement between the Registrant and Maxim Group LLC
5.1	Opinion of Eaton & Van Winkle LLP
10.1	Form of Letter Agreement among the Registrant, Maxim Group LLC and Fuzu Zeng, our president and chief executive officer.
10.2	Form of Letter Agreement among the Registrant, Maxim Group LLC and each Director, Officer and Existing Stockholder.
10.3	Form of Letter Agreement between the Registrant and Fuzu Zeng, concerning repayment of advances.
10.4	Form of Subscription Agreement between the Registrant and the purchasers of the private warrants.
10.5	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.
10.6	Form of Securities Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Existing Stockholders.
10.7	Form of Administrative Services Agreement between Shen Zhen China Jia Yue Trading Co., Ltd. and the Registrant.
10.8	Form of Registration Rights Agreement among the Registrant, the Existing Stockholders and the holders of the private warrants.
14.1	Code of Conduct and Ethics
23.1	Consent of Rothstein Kass
23.2	Consent of Eaton & Van Winkle LLP (to be included in Exhibit 5.1)
24	Power of Attorney (included on the signature page of this Registration Statement)

*	filed with this amendment